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                                                                   Exhibit 23


KPMG Peat Marwick LLP

One Mellon Bank Center        Telephone 412 391 9710   Telefax 412 391 8963
Pittsburgh, PA 15219          Telex 7106642199 PMM & CO PGH


The Board of Directors
Laurel Capital Group, Inc.:


We consent to incorporation by reference in the Registration Statement No. 33-080798 on Form S-8 of Laurel Capital Group, Inc. of our report dated August 8, 1997, relating to the consolidated statements of financial condition of Laurel Capital Group, Inc. and subsidiary as of June 30, 1997, and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1997, which report appears in the June 30, 1997, annual report on Form 10-K of Laurel Capital Group, Inc.


                                              /s/ KPMG Peat Marwick LLP


Pittsburgh, Pennsylvania
September 29, 1997